Exhibit 99.2



                                SCANA CORPORATION

                              Moderator: John Winn
                                October 24, 2003
                                   9:00 am CT

Operator:             Good morning ladies and gentlemen. Thank you for standing
                      by. My name is (Amy) and I will be your conference facilitator today. At this time I would like to welcome everyone to the Scana Corporation conference call. All lines have been placed on mute to prevent any background noise.

                      After the speakers' remarks there will be a question and answer period. At that time if you would like to ask a question, simply press Star then the number 1 on your telephone keypad. If you would like to withdraw your question, press Star then the number 2.

                      As a reminder this conference call is being recorded on October 24, 2003. Anyone who does not consent to the taping may drop off the line at this time.

                      I would now like to turn the call over to John Winn, Director of Investor Relations and Chairholder Services.

John Winn:            Thank you (Amy) and good morning.  I'd like to welcome
                      everyone to our third quarter earnings conference call, including those who are joining us on the Web broadcast over the Internet.

                      Earlier this morning we issued a press release announcing comparative financial results for the third quarter and first nine months of 2003. In just a minute Kevin Marsh, Scana's Senior Vice President and Chief Financial Officer, will review those results and respond to questions.

                      Before I turn the call over to Kevin I do have several administrative items to review. Those of you who are on our mailing list should have received a copy of our earnings press release this morning either by fax or email. If you did not get the release please call our Investor Relations office at (803) 217-9466 and we will be glad to get one to you.

                      You can also let us know at that time if you want to be added to our press release distribution list or switch from fax to electronic delivery of future press releases. All of our press releases including today's earnings release are available on our web site at www.scana.com.

                      A recording of today's conference call will be available for replay starting approximately two hours after conclusion of the call. The replay may be accessed through November 7 either by telephone or on the Internet at Scana's web site. The dial-in number and conference ID number for the telephone replay are provided in the press release.

                      As a reminder, the reported earnings that we refer to in our quarterly earnings press release and in this conference call are prepared in accordance with generally accepted accounting principles.

                      In addition to these GAAP numbers we also provide where applicable another measure of our financial results that excludes from those GAAP numbers certain gains or charges as described in our press release.

                      In compliance with Securities and Exchange Commission guidelines relating to use of non-GAAP financial measures, we will continue to provide where appropriate this additional financial measure which is referred to as GAAP adjusted net earnings from operations together with the reconciliation to the GAAP numbers.

                      We believe this non-GAAP financial measure provides additional clarity to our earnings analysis, is more indicative of the company's fundamental earnings power, and improves comparability of period over period financial performance.

                      Finally I'd like to caution everyone that certain statements that may be made during today's call which are not statements of historical fact are considered forward-looking statements and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those indicated by such forward-looking statements, including the risks and uncertainties discussed in the company's Securities and Exchange Commission filings. The company does not recognize an obligation to update any forward-looking statements.

                      I will now turn the call over to Kevin.

Kevin Marsh:          Thanks John and good morning. I would also like to
                      welcome each of you to our call. For the third quarter of 2003, Scana reported GAAP earnings of $84 million or 76 cents per share. Those earnings included an additional after-tax gain of $2 million or 2 cents per share related to the previously announced sale of (Intercall) by ITC
                      Holding Company in the second quarter of this year.

                      Excluding that gain, GAAP adjusted net earnings from operations in the third quarter were $82 million or 74 cents per share, essentially unchanged compared to reported earnings in the third quarter of last year of $78 million or 74 cents per share.

                      Our third quarter results were negatively affected by abnormally cool summer weather, high natural gas prices relative to alternative fuels, and industrial interruptible markets, increases in operating expenses and share dilution. These factors offset the favorable impact of higher electric rates, improved results in our retail natural gas marketing business in Georgia, and lower interest expense.

                      We recorded a favorable variance of 5 cents per share in our third quarter after-tax electric margin. Positive variances of 14 cents per share from the 5.8% retail electric rate increase that was effective in February of this year and 1 cent per share from customer growth were partially offset by 10 cents per share unfavorable variance due to milder weather.

                      As measured by cooling degree days, the weather in our electric service area during the third quarter was 13% milder than the warmer than normal weather we experienced in the third quarter last year.

                      The milder weather was reflected in a 5.4% decline in total kilowatt hour sales of electricity. If we had experienced normal weather during the quarter we estimate that our after-tax electric sales margin would have been 8 cents per share higher.

                      Our consolidated after-tax natural gas sales margin was up 3 cents per share compared to the third quarter last year. That increase was primarily attributable to more favorable market conditions in our retail natural gas marketing business in Georgia.

                      On a consolidated basis, total firm sales of natural gas were down about 15% compared to the third quarter of last year. That decrease was driven by a 20% decline in industrial sales due primarily to intense competition with lower priced alternative fuels and interruptible markets.

                      Other factors impacting third quarter earnings were increases in operating and maintenance expenses of 6 cents per share, higher depreciation expense of 3 cents per share, and higher property taxes of 2 cents per share. Dilution associated with the issuance of 6 million shares of common stock through a public offering in October of last year reduced quarterly per share earnings by 3 cents.

                      We did record a favorable variance of 1 cent per share from lower interest expense for the quarter due to a combination of lower interest rates and debt refinancings and redemptions completed during the past year.

                      Scana's reported earnings for the first nine months of 2003 were $242 million or $2.18 per share compared to the reported loss of $184 million or $1.76 per share for the same period last year.

                      GAAP adjusted net earnings from operations for the first nine months of 2003 were $208 million or $1.87 per share compared to $193 million or $1.84 per share for the same nine month period in 2002.

                      Reconciliations of reported earnings to GAAP adjusted net earnings from operations as well as variance explanations for the quarter and year to date periods are included in our press release.

                      And now some comments on our earnings guidance for 2003 and 2004. The milder than normal weather we experienced in the first nine months of 2003 reduced our after-tax electric sales margin by 11 cents per share with 8 cents of that reduction occurring in the third quarter.

                      Since our original earning guidance for 2003 was based on normal weather, we are reducing our 2003 guidance for GAAP adjusted net earnings from operations from a range of $2.50 to $2.60 per share to a range of $2.45 to $2.55 per share to reflect the impact of milder than normal weather through September.

                      If the economy and our electric and natural gas service areas remain soft and if we continue to experience high natural gas prices relative to alternative fuels and industrial interruptible markets through the fourth quarter, the full year earnings could be in the lower half of that revised range.

                      Beyond 2003 we are projecting average annual earnings growth of 4% to 6% compared to our previous earnings growth target of 6% to 8%. We believe this slightly lower annual growth rate is more realistic given the slower than expected recovery we've seen in the national and regional economy and the prospect of continued high natural gas prices relative to alternative fuels and industrial interruptible markets.

                      On that basis our initial guidance for 2004 earnings is in a range of $2.55 to $2.75 per share. Our earnings guidance assumes that we experience normal weather in our electric and natural gas service areas during the fourth quarter of 2003 and in 2004.

                      Other factors which may impact our future earnings include changes in interest rates, the performance of our pension plan assets, the relative level of wholesale natural gas prices, and other factors discussed in our Securities and Exchange Commission filings.

                      As we have said before, attaining our annual earnings growth target is not dependent on completing any mergers or acquisitions nor does it assume the addition of any new businesses. We believe we can achieve that growth by continuing to work the strategic plan we have in place today which is focused on increasing the profitability of our existing businesses.

                      Key earnings drivers for us over the next several years include maintaining historical growth rates in our electric and natural gas customer base, improving industrial gas sales and margins at South Carolina Pipeline, experiencing a sustained economic recovery in our electric and natural gas service areas, maintaining consistent earnings in our non-regulated natural gas marketing business in Georgia, declining capital expenditures and allow us to become cash flow positive after completion of the Jasper County Electric Plant in the spring of 2004, continued paydown of debt from internal cash flow and with proceeds from monetization of our remaining telecommunications investments, and recovery of our remaining expenditures required to complete the Jasper plant as well as the cost of building the backup dam at Lake Murray.

                      Our dividend policy remains unchanged. Our goal is to increase our annual common stock cash dividend at a rate that is consistent with the growth in GAAP adjusted net earnings from operations while maintaining a 50% to 55% payout ratio. Our current quarterly dividend rate is 34-1/2 cents per share which results in an indicated annual dividend of $1.38 per share.

                      As we look to 2004 and beyond, we will remain focused on fundamentals of operating our businesses efficiently and profitably for the long term maintaining our position as an industry leader in customer satisfaction and providing increasing value for our shareholders.

                      Now I'd like to review third quarter results for our major businesses. First I will review results in our regulated businesses. As we have noted before, these operations represent more than 90% of Scana's total assets and has consistently contributed more than 90% of our GAAP adjusted net earnings from operations.

                      Reported earnings in the third quarter in South Carolina Electric and Gas Company, our principal subsidiary, were $88 million or 80 cents per share compared to $86 million or 82 cents per share in the same quarter in 2002.

                      As with Scana, the major factors impacting third quarter earnings at SCE&G were milder weather, increases in operating expenses, and share dilution. Those factors offset the favorable impact of higher electric rates and solid growth in our electric customer base.

                      As I mentioned earlier, total kilowatt hour sales of electricity were down 5.4% in the third quarter of this year compared to the same quarter last year. That decline reflected the milder summer weather and a soft economy.

                      Residential sales which is the most weather sensitive were down nearly 9%, commercial sales were down about 5-1/2%, industrial sales rose about 2%, wholesaler all systems sales were down 12% reflecting the milder weather and the sluggish economy.

                      At September 30, 2003 SCE&G were serving approximately 567,000 electric customers and about 270,000 natural gas customers. Over the past year SCE&G's electric customer base has increased about 2% while the number of natural gas customers increased about 1-1/2%.

                      SCE&G's summer nuclear station was shut down on October 10 for a normal refueling and maintenance outage. This outage is scheduled to last about 36 days and is currently on schedule.

                      On October 20 a routine inspection revealed a small amount of dry boron powder on a non-corrosive, stainless steel injection line pipe attached to one of the plant's three reactor coolant pumps. Boron is added to the coolant to help regulate the core and control the nuclear reaction and is also used in leak detection.

                      Follow up examinations revealed two surface crack indications at a weld attaching a 1-1/2 inch pipe to the pump. We reported this problem to the NRC that same day. There was no impact to safety or plant operations from this leak.

                      Subsequent inspections of the other two reactor coolant pumps have been completed and no problems were found. Plant personnel have decided to replace a small section of the pipe and put in a new weld. The work should take about a day to complete and will be this weekend.

                      Similar repairs of this type which are minor in nature have been performed twice at the plant in the past. This action will not alter the outage timeline nor will it materially impact the total cost of the outage.

                      The approval process as it relates to the company's August 2002 application to the NRC for a 20 year license extension for summer station is now more than halfway complete. In a draft environmental impact statement issued in July, the NRC found that there are no adverse environmental reasons that would prevent the plant from operating over the extended period of time.

                      Public hearings on the license extension were held at the plant in August with no major issues. We expect a final decision from the NRC on our application around the middle of next year. Renewal of the plant's license would extend its operating life from 2022 to 2042.

                      South Carolina was very fortunate not to have received any significant damage from Hurricane Isabel which came ashore in North Carolina's outer banks in mid-September and moved northward.

                      Tragically, this tremendous storm resulted in a number of deaths and injuries and caused extensive damage to both personal and business property including electric transmission and distribution systems up the East Coast.

                      In response to the widespread power outages, SCE&G sent two storm teams totaling more than 140 personnel to assist with power restoration in parts of North Carolina and Virginia. These crews worked for nearly two weeks under extremely adverse conditions to repair and rebuild portions of the electric systems destroyed by the hurricane.

                      We at Scana greatly remember the timely assistance we received of utilities after Hurricane Hugo caused significant damage to our electric distribution system in 1989 so we were pleased to be able to lend a helping hand to restore electricity and some semblance of normalcy in areas devastated by this terrible storm.

                      PSNC Energy, our North Carolina retail natural gas distribution company, reported a seasonal loss of $7 million or 6 cents per share in the third quarter of 2003, relatively unchanged compared to the third quarter of 2002. Improved sales margins driven primarily by customer growth were offset by higher operating expenses.

                      Since 1996 PSNC Energy has been working to extend natural gas service to areas of western North Carolina. This expansion has been made possible through the North Carolina Natural Gas Expansion Act which was enacted in 1991 and provides funds to extend natural gas service into areas of the state that would otherwise be uneconomical to serve.

                      In July 2003 PSNC Energy began the final phase of its western North Carolina expansion which includes the addition of 22 miles of transmission pipeline and 23 miles of distribution pipeline that will stretch into the cities of Dillsboro, Cherokee, and Bryson City which are located in the mountainous areas of western North Carolina.

                      A unique element of this project includes running service to the Cherokee Indian Reservation. Construction has been completed up to the Cherokee City gate. The remaining installation of 6 miles of 6-inch transmission pipeline will finish the project at Bryson City. The overall project remains on schedule and construction should be completed by April of 2004.

                      South Carolina Pipeline Company, our intrastate natural gas transmission subsidiary, reported break even results in the third quarter of 2003 compared to earnings of $4 million or 3 cents per share in the same quarter last year. Two factors continue to have a constraining effect on pipeline's results.

                      First and most importantly, sales margins on competitive sales of natural gas to our industrial interruptible customers have been reduced as a result of higher natural gas commodity prices.

                      As we have said before, the wholesale prices of natural gas rise relative to competing fuels, Pipeline must produce its margins in order to retain industrial customers who have the ability to burn lower priced alternative fuels --principally the number two fuel oil.

                      In addition, the demand for natural gas as a fuel for electric generation has declined as a result of milder spring and summer weather across the Southeast region. As I mentioned earlier, improving Pipeline's future profitability is an important part of our earnings growth strategy.

                      From an operating perspective we are continuing our efforts to expand the available supply of natural gas in our existing markets. SCG Pipeline, our newest subsidiary, has completed construction of an 18-mile intrastate transmission pipeline that will bring additional supplies of regassified, liquified natural gas from a facility of Elba Island, Georgia in Jasper County, South Carolina.

                      This $32 million project which was completed during the third quarter on schedule and on budget will provide a new source of natural gas for our existing markets in South Carolina and Georgia and will also supply SCE&G's new 875 megawatt natural gas powered electric generating facility which is currently under construction in Jasper County.

                      In August South Carolina Pipeline began construction on a 38-mile natural gas transmission pipeline that will link the new SCG pipeline in Jasper County with South Carolina Pipeline's existing intrastate transmission system in Hampton County, South Carolina.

                      Over 90% of the route for this extension which is called the South System Loop will parallel an existing electric transmission corridor, lowering construction costs and minimizing the impact to the environment.

                      Connecting these two pipelines will allow us to continue to deliver natural gas to our existing customers in a reliable, cost effective manner while providing for future growth. The South System Loop project is expected to be completed in the spring of 2004 at an estimated cost of approximately $25 million.

                      Turning to our non-regulated businesses, Scana Energy, our retail natural gas marketing business in Georgia, reported break even results in the third quarter of 2003 compared to a loss of $4 million or 3 cents per share in the same quarter last year.

                      That improvement primarily reflects higher sales margins resulting from customer growth and more favorable market conditions which more than offset higher operating and customer service expenses.

                      Scana Energy continues to maintain its position as the second largest natural gas marketer in Georgia with about a 25% market share. As of September 30 the company was serving more than 350,000 non-regulated retail customers and an additional 31,000 customers through its regulated division.

                      Our other non-regulated businesses which include Scana Communications, Service Care, Prime South, and the non-Georgia component of Scana Energy Marketing and the holding company have combined reported earnings in the third quarter of 2003 of $2 million for 2 cents per share.

                      Those results include the additional gain of $2 million or 2 cents per share related to the customary host closing working capital true-up following the sale of our ITC holding company investment in the second quarter of this year.

                      By comparison, these non-regulated business reported a combined loss of $2 million or 2 cents per share in the third quarter of 2002. Lower interest expense was a major factor contributing to the favorable quarterly variance.

                      And now I'd like to review the status of the two major capital projects we currently have underway at Scana. Work on SCE&G's new Jasper County Electric Generating Plant continues on schedule and on budget.

                      This $450 million plant will utilize three natural gas fired, combustion, turbine generators and one steam turbine generator to generate up to 875 megawatts of electricity that will help us meet the growing energy needs of our customers for many years to come.

                      The facility is being constructed under a fixed price, turnkey contract and is expected to be completed on budget and on schedule in the spring of 2004. Approximately 60% of the estimated $450 million cost of the Jasper plant is currently included in our electric rates.

                      As we have said before, we will finalize our strategy for recovery of the remaining capital costs associated with the Jasper plant after it is completed next year.

                      Construction of the backup dam at Lake Murray near Columbia is now about 1/3 complete and the $275 million project remains on budget and on schedule for completion in 2005. This 50,000 acre lake is part of a federally licensed hydroelectric project that is under the jurisdiction of the Federal Energy Regulatory Commission.

                      FERC is requiring SCE&G to construct the backup dam to comply with more stringent earthquake safety criteria. The second dam would assure the stability and integrity of the lake during or after a hypothetical, worst case earthquake.

                      We are continuing our evaluation of potential alternatives and scenarios that will allow for recovery of the estimated $275 million in capital costs associated with the construction of the backup dam. A final decision on this matter will not be made until the project is closer to completion.

                      And now a few comments on our synthetic fuel operations. For those on today's call who may be new to our story, I would like to provide a brief summary of our syn fuel business.

                      South Carolina Electric & Gas Company culled Equity Investments and two partnerships involved in producing synthetic fuel. These syn fuel production facilities which are located at the Wateree and Canada generating stations were placed in operation in 2000 and 2001 respectively.

                      The partnership that operates with Wateree syn fuel facility received a private letter ruling from the IRS in December of 2001 which we can rely on as a partner. A PLR has not been requested for the sun fuel production facility at the Canada station which uses virtually the same production process as the Wateree facility.

                      Through September 30 of 2003, these syn fuel production facilities have generated a combined total of approximately $59 million in net syn fuel tax credits for SCE&G. And like most utilities, SCE&G has not been recognizing the value of the syn fuel tax credits in its income statement.

                      Under an accounting plan requested by the company and approved by the South Carolina Public Service Commission in 2000, the company is deferring the current income statement benefit of the syn fuel tax credits net of the applicable partnership operating losses and recording that benefit on the balance sheet as a deferred credit.

                      SCE&G does receive a cash flow benefit from a reduction in current federal income taxes. The syn fuel credits that are currently being deferred are expected to be applied in the future for the benefit of our customers.

                      The IRS review of the syn fuel industry has recently focused on the scientific validity of test procedures and results that have been presented as evidence that solid coal based synthetic fuels have undergone a significant chemical change as a result of the syn fuel process.

                      As was widely reported earlier this week, Progress Energy announced it has been advised by the Internal Revenue Service that the Internal Revenue Service had concluded its inquiry of chemical change at one of that company's synthetic fuel facilities. Although this news has no direct impact on SCE&G, we do believe it is a positive development for the industry.

                      The chemical change agents used in the syn fuel production process at SCE&G's plant is a complex, hydrocarbon emulsion that differs from those used in some other syn fuel processes. We systematically collect samples of our syn fuel production that are subjected to regular testing by both internal and independent experts.

                      Based on the results of those tests, we are confident that we have operated these facilities in a way that is in compliance with the procedures outlined in the private letter ruling submission.

                      Primesouth, one of our non-regulated subsidiaries, also operates a syn fuel production facility for a third party and receives management fees, royalties, and expense reimbursements related to those services that contribute about $7 million to that company's annual net income.

                      Primesouth does not receive any tax credits associated with the production of syn fuel at this facility. To date there has been no negative impact to Primesouth syn fuel operations as a result of the Internal Revenue Service review.

                      And now a brief update on our telecommunications investments. Our investment portfolio remains unchanged with investments in (Knowledgy), (ITC Delta Com), and Magnolia Holding Company representing a total cost basis of approximately $154 million.

                      As we have said before, our plan is to monetize our remaining telecom investments in a prudent and timely manner and continue to use the cash proceeds to pay down debt at the holding company.

                      And finally some comments related to the issuance of stock options by Scana. During the period 2000 to 2002, our Board of Directors granted non-qualified stock options to certain key employees under the company's long-term equity compensation plan. The total number of options granted was approximately 2 million shares or less than 2% of the total shares currently outstanding.

                      To date, approximately 284,000 new shares of Scana common stock have been issued under this plan. About 664,000 options are currently exercisable and an additional 1 million shares will be exercisable in the future.

                      The Board ceased issuing options in 2002. Since there are no longer options being issued under this plan and to limit any dilution related to these options, the company is purchasing outstanding shares of its common stock on the open market as the options are exercised. The number of shares repurchased will be limited to the total number of options exercised.

                      To date approximately 264,000 shares of common stock have been repurchased at a net cost to the company of approximately $1.4 million.

                      That concludes my prepared remarks and I will now be happy to respond to your questions.

Operator:             Ladies and gentlemen, I would like to remind you in order
                      to ask a question, please press the Star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from the line of (Tim Winter) with AG Edwards.

Kevin Marsh:          Hello (Tim).

(Tim Winter):         Hello Kevin,  good  morning.  Could you talk a little bit
                      about what some of your options will be for rate relief at Lake Murray and what your plans are for Jasper?

Kevin Marsh:          Let me address Jasper first. That plant we expect
                      to be completed around May of next year. I believe the deadline - schedule date is May 1. At that time we'll assess the amount and timing of any rate relief that may be necessary to recover from that remaining investment so we wouldn't have a final decision on that until sometime probably near the middle of next year.

                      I think with respect to the dam work that's being done, that's not going to be completed until near the end of 2005. So we've got a considerable amount of time between now and then to wait and see.

                      The impact of any rate relief that might be in effect for the remaining Jasper plant as well as just where we stand on earnings as a result of turnaround in the economy, the fact that we should be cash flow positive at that point should have allowed us to pay down some additional debt, improve the earnings situation.

                      So we're really not close enough to any final decision on the dam. We do have the syn fuel tax credits that we talked about on our last call that continue to be deferred on the books at SCE&G that could be considered in the evaluation of offsetting some of the costs of the dam if that's the direction the Commission wanted to go.

(Tim Winter):         Okay, and can you talk a little bit about AFUDC
                      expectations for '03 and then '04 once the plant is complete?

Kevin Marsh:          I believe we estimate  about $43 million on an annual in
                      AFUDC for this year. Let me get somebody to check that number while we're talking. That certainly will go down when that plant goes into service in May. We'll have to cease AFC on that.

                      Yeah, I think on the AFC, yeah $43 million for 2003. I don't have the exact number on that. I could get you to follow up with John Winn and we could give you the AFC balance of the - construction balance at that time the plant would go down.

(Tim Winter):         Okay great, thank you.

Operator:             Your next question comes from the line of (Tom Hanlen)
                      with Wachovia Securities.

(Tom Hanlen):         Good morning Kevin.

Kevin Marsh:          Good morning.

(Tom Hanlen):         About  the two  plants  with the tax  credits,  one  with
                      the PLR and one without. Can you break down the $59 million of credits between the two plants?

Kevin Marsh:          I don't have a breakdown here in front of me. I'll
                      be glad to follow up with you on that question. I think the important thing to note about those two plants is they use the same technology and the same process. They're pretty much the same vintage plant so there's not really any significant differences in their operations.

(Tom Hanlen):         Have you applied for PLR for the second one?

Kevin Marsh:          We have not.

(Tom Hanlen):         Okay, thanks a lot.

Kevin Marsh:          Okay.

Operator:             Your next question comes from the line of (Jay Henelo)
                      with UBS.

Kevin Marsh:          Hey (Jay).

(Jay Henelo):         Hi, good morning. I realize you mentioned the
                      impact of high gas prices kind of at the industrial level and what that might have on your guidance and growth rate going forward. Have you reflected on the impact that might have on elasticity of demand at the retail level -- what impact that might have, it might not have?

                      And also while we're on the subject of gas, can you give us a little update on what's going on with Scana Energy, what type of contracting is going on and what the overall environment is there. Thank you.

Kevin Marsh:          Okay.  The  question  related to the impact of  elasticity really just for other demand on the gas side of the business is something we are studying at this very point, trying to understand what impact that may have on our long term margins.

                      I think the combination of the economy downturn with the high gas prices has made it somewhat difficult to make an exact distinction between the two. We do know from research we've already done that as newer homes come on service or come online with more efficient appliances, that does put some downward pressure on the actual gas that's burned in homes of the same size.

                      But that's been offset at this point - more than offset by the additional growth we've seen on the system.

                      I think in areas of North Carolina for example where we certainly have more cold weather there than we do in South Carolina and in Georgia, we've been able to outstrip that decline by increases in customers on the system.

                      It is something we will continue to watch. I think we'll also need to watch the impact of that just relative to the electric alternatives that customers have. But at this point we've not seen any significant change from the patterns we've seen in previous years.

                      We've not had a sustained period of three or four years of high gas prices. Certainly we're all anxious to see what happens this fall and this winter and what that does to gas prices over the long term and we'll stay close to that.

(Jay Henelo):         Okay, the reason I brought it up is that I
                      appreciate you're going to stay close to it. That is great. NFG announced this morning that they are lowering guidance because of that and I just thought that was noteworthy and that was the catalyst for asking.

Kevin Marsh:          Yeah, we don't see any impacts on our guidance
                      related to the gas business at the retail level for your residential and commercial customers. Our concerns really come on the industrial interruptible sales where we have to compete against alternative fuels where we've seen pressure at South Carolina Pipeline this year.

(Jay Henelo):         Okay.

Kevin Marsh:          I think your final  question was on the contracts we have
                      in Georgia, I think you were referring to those. The majority of our customers are still on variable contracts. I think it's about 10% are on fixed and the rest are on variable.

(Jay Henelo):         Okay.  And any dynamics about competition, lack thereof or just any other flavor down there you could provide?

Kevin Marsh:          You know,  the market  compared to prior  years seems to
                      be fairly settled. The competitors seem to be acting rationally. I think gas prices are high which has put pressure on everybody to watch margins very carefully.

                      The customer service aspects of the business which were some of the biggest problems we had in early years seem to have leveled out. I know we are very satisfied with the customer service operation we have in service.

                      But we will continue to be aggressive in that market and make sure we can maintain our market share.

(Jay Henelo):         All right, thank you.

Kevin Marsh:          Okay.

Operator:             Your next question comes from the line of (Paul Patterson)
                     with (Glenrock) Associates.

Kevin Marsh:          Hey (Paul).

(Paul Patterson):     Hi, how are you doing?

Kevin Marsh:          Good.

(Paul Patterson):     Just - I was  wondering if you could just go over for us
                      the allowed - the earned ROE at the  utilities  the last
                      12 months.

Kevin Marsh:          Yeah, the allowed is of course at SCE&G is 12.45%
                      which is what we got in the last case. You know, so far we're probably running slightly below that, probably around 11% for the first part of this year. And at PSNC in North Carolina they're allowed I believe it's 11.4% and we're right at 11% in those operations.

(Paul Patterson):     Okay great. Then I also wanted to ask you in
                      terms of the pipeline, I mean, you always mention that the reason why you're lowering your growth target to 4% to 6% is because of the economy and the pipeline. And I can see how the pipeline did worse in the third quarter, but year to date it looks like it's done better by 4 cents - or by 3 cents I guess versus the year, looking at the variance.

                      What are your expectations I guess going forward? I mean, what are the dynamics that, I mean, is there something in the last quarter that's, I mean, because we've had high gas prices, you know, I mean.

                      I'm just trying to get an idea as to what's going on there at the pipeline that - other than obviously you mentioned the switching and stuff. But it looks like you guys had better year over year at least the nine months. So could you clarify that for me?

Kevin Marsh:          Yeah, I think if you go back to '01, '01 was
                      especially tough because we had some fixed price gas. We were working through the system and that really hurt us on a competitive basis. That was early in 2002. That was what
                      I meant, 2002. So you're really comparing into a year that was down.

                      We have seen the pressure this year. Prices have been up above $5. When they get at the $5 level or below that, that certainly improves our ability to compete.

                      If you go back and look at pipeline on an annual basis, they've generally contributed between 10 to 15 cents a share which is a pretty normal range for them. We've seen pressure on that last year. We've seen pressure that will likely bring us in below those numbers for this year.

                      So we're not talking about a huge increase in dollars they need to turn around to pipeline. But even, you know, 4 cents a share for us has a big impact on the overall growth rates.

                      So we need to see them return to more normal levels to again push us, you know, from the 4 to 6 we're talking about now, you know, up to the high end and possibly higher on that range.

(Paul Patterson):     With  respect to that  though,  when you say the 4% to 6%
                      growth, is that a longer term growth rate or is that just for 2004?

Kevin Marsh:          We're going to give that I think on an annual
                      basis. I mean, certainly I think what we expect to see annually and long term I would tell you are both 4 to 6 right now based on what we can see and as far out as we think the picture is clear with the economy.

                      I know we had talked about 6% to 8% being the longer term view over a three to five year period and not necessarily in one particular year. I think with this 4% to 6% guidance we've got out there for you now, you can expect that each year.

(Paul Patterson):     Okay, and then in terms of weather year to
                      date versus normal, I mean, I know that's 8 cents I think it is for the - or is it 3 cents - it's, yeah, just year to date what was versus normal? What are we looking at in terms of weather?

Kevin Marsh:          Versus normal on a year to date basis, 11 cents per share.

(Paul Patterson):     It's negative?

Kevin Marsh:          Yes, negative.

(Paul Patterson):     So okay, so okay, that's going to benefit theoretically if you have normal weather next year, right?

Kevin Marsh:          Yes.

(Paul Patterson):     Okay so - and then  finally in terms of Georgia  Gas,  you guys mentioned improved sales margin and customer growth. Could you just elaborate a little bit more?

                      I mean, what's causing sales margin growth? What's actually happened there? Is it just - have you guys gotten a lot of new customers? I mean, you guys mentioned that there are also some expenses that have increased.
                      What are the dynamics that allowed you to do so well there this quarter?

Kevin Marsh:          Well I think the biggest piece of that is we
                      understand the market better every year. The market has been less volatile than it has been in prior years in terms of customers coming and leaving the system as well as gas prices.

                      Although gas prices have been up, we have done I think a good job improving our ability to purchase gas and manage our storage and blend that with our hedging activities where necessary to keep us competitive and improve the margins.

                      It would be difficult to point to just one thing. Certainly margins is a real driver in the market over there. So our ability to price the gas competitively and just improve the cost of gas, we can bring the marketplace to our back office operations has had the biggest impact.

(Paul Patterson):     Okay, thanks a lot.  I appreciate it.

Kevin Marsh:          Okay.

Operator:             Once again ladies and gentlemen, I would like to remind
                      you in order to ask a question, please press Star then the number 1 on your telephone keypad. We'll pause for just a moment to compile the Q&A roster.

                      Your first question is a follow-up question from the line of (Tim Winter) with AG Edwards.

Kevin Marsh:          Hello again (Tim).

(Tim Winter):         Hello Kevin.  Can you talk about  what's going into your
                      expectations as far as pension goes? Are you looking for an improvement there?

Kevin Marsh:          We do expect to see an improvement in the pension
                      income next year. I think last year we had pension income somewhere around $20 million, $22 million in total for Scana. That number is done probably to around $6 million or $7 million this year.

                      That was based on a pension asset base of around $670 million which is now up probably around $730 million, $740 million. So we've seen improvement in the asset base that's in the pension plan. And as you know, that's the real driver for us on pension income.

                      The difficult part in predicting that is under the accounting rules that determine the actual income you'll recognize. You take a snapshot of that market value at the end of the year.

                      So certainly as those assets continue to improve, the asset market values continue to improve that will improve the likelihood of an increase in pension income for next year which we do anticipate.

(Tim Winter):         Okay, thank you.

Kevin Marsh:          Okay.

Operator:             Your next question comes from the line of (Neil Stein)
                      with (John Levin) & Company.

(Neil Stein):         Hi. When you were in New York last time,  you  mentioned
                      there might be some change in the way Commissioners - the South Carolina Public Service Commissioner appoints it. I don't remember the exact details but do you have an update on that issue?

Kevin Marsh:          Nothing has really  changed.  The  legislature  continued
                      to debate that issue as time expired earlier this year.
                      I suspect that will be one of the first items up on the agenda next year. So you really won't have a decision in 2003 on that.

                      That would come - I think the state House takes office up there around - end of January, early February next year. And I expect it to be one of the first items they bring up for debate.

(Neil Stein):         Could you just sort of take a step back and remind me
                      exactly what the issue was?

Kevin Marsh:          Our Commissioners here in South Carolina go through
                      a qualification process where they're reviewed by a merit panel and then put up to the legislature for a vote. They have been debating the qualifications of people that can go through that process. They are trying to decide what the educational requirements are and some issues related to nepotism and things of that nature.

                      So I think it will have some impact on us. It would be difficult to predict how it might impact the Commissioners that are sitting today. But mot of those issues have to do with the qualification of the candidates and not the process whereby they are selected.

                      You know, right now they come in, they're in two year terms, and then they're talking about possibly changing some of the terms, staggering some of the terms, so issues of that nature more than the actual way they're selected.

(Neil Stein): Right now I think all their terms have kind of expired but they're kind of just going to stay on the Commission until this issue gets resolved?

Kevin Marsh:          Yes, the current Commission will remain in place.

(Neil Stein):         Okay, very good.  Thank you.

Kevin Marsh:          Thank you.

Operator:             Your next question comes from the line of (Douglas Lee)
                      with UBS.

(Douglas Lee):        Hi, good morning  guys. I have two  questions  related to
                      the syn fuel business. The first is about $59 million in net syn fuel tax credits. Is that a since inception number or is that year to date '03?

Kevin Marsh:          That's a since inception number.

(Douglas Lee):        Okay. My second  question  related to syn fuels is my
                      understanding is that there are three primary processes that you can use to process the syn fuel -- (earth coal),
                     (start tech),  or (Coval).  Which  methodology  do you
                      use for your facilities?

Kevin Marsh:          Well the facilities we have were designed and built
                      by (Coval) technologies. The process we use is one that uses a complex hydrocarbon emulsion which is manufactured by the Heritage Research Group referred to as the Heritage
                      Technology which is what we employ at the plants.

(Douglas Lee):        Okay, thanks guys.

Kevin Marsh:          Okay.

Operator:             Your next question is a follow-up question from the line
                      of (Paul Patterson) with (Glenrock) Associates.

Kevin Marsh:          Hey (Paul).

(Paul Patterson):     Hey. Just a little bit more of a picture on
                      the economy down there, you know, what is it that's primarily causing the drag down there? You know, any insight there that you could just share with us and why you guys think it isn't going to improve in 2004, what have you? Or whether you guys are just being cautious about it?

Kevin Marsh:          Well  we're  being  cautious.  But I will tell you if you
                      go back and look at the past three or four years, we have not come close really towards the end of '02 and especially in '03 bringing in a new business to the state, we saw it in three to four years prior to that.

                      We had a couple of record-setting years where I think we actually brought in more than North Carolina and Georgia if you compared us to each of those two states which was really I think a good sign for us.

                      And you had all of course the ancillary benefits that go along with that with new people coming to the state that are just healthier people economically in the state able to do other things and run related businesses.

                      We continue to see growth, it's just not as robust as it has been in prior years. And we think it's more prudent for us to be conservative in the estimates based on what we see until we see some clear indications of, you know, consistent turnarounds.

                      We have seen I guess on the industrial side we have continued to see some shutdowns in textile industries. All of that has not occurred this year. That's a process that has actually occurred over two or three years. But that continues to be a drag. And I don't know that those businesses will ever come back as strong as they have been in the past.

(Paul Patterson):     Okay,  what is the retail sales growth that you guys are
                      predicting? I mean projecting going forward from the utility business?

Kevin Marsh:          Our growth is usually in that 2%, 2-1/2% range.

(Paul Patterson):     Okay.  And what did you guys have before?

Kevin Marsh:          It's pretty much 2%, 2-1/2% on the retail side.

(Paul Patterson):     Okay, great.  Thanks a lot.

Kevin Marsh:          Okay.

Operator:             At this time there are no further questions.  Do you have
                      any closing remarks?

Kevin Marsh:          I want to thank  everybody for  participating  in the call today. I know there was a lot of information we went through. If you have any follow-up questions or any additional information, please contact John Winn in Investor Relations.

                      Thanks and have a great day.

Operator:             Thank you for participating in today's conference.  You
                      may now disconnect.


                                       END